Exhibit 99.1

Cable ONE to Acquire NewWave Communications

Estimated annual cost synergies of $24 million and tax benefit value of approximately $152 million

January 18, 2017 – Phoenix, AZ – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today announced it has entered into a definitive agreement to acquire NewWave Communications (“NewWave”) for $735 million in cash. NewWave is owned by funds affiliated with GTCR LLC, a leading private equity firm based in Chicago.

NewWave is a cable operator providing high-speed data, video and voice services to residential and business customers throughout non-urban areas of Arkansas, Illinois, Indiana, Louisiana, Mississippi, Missouri and Texas. NewWave’s network passes nearly 428,000 homes and has more than 214,000 residential primary service units (“PSUs”) and 31,000 business PSUs. NewWave is headquartered in Sikeston, Missouri.

“We are excited about our acquisition of NewWave, which operates in non-urban markets similar to ours and has significant high-speed data (“HSD”) and business services opportunities that we are well-positioned to execute on,” said Julie Laulis, President and CEO of Cable ONE. “The transaction represents an attractive opportunity to utilize Cable ONE’s existing balance sheet capacity for a value-enhancing acquisition.”

Together, Cable ONE and NewWave will serve more than 1.2 million PSUs. NewWave has fully-upgraded systems and a high capacity plant, including more than 10,500 network plant miles and over 3,700 fiber miles, capable of delivering top-tier speeds and services. NewWave provides an attractive opportunity for growth in residential HSD and business services revenues due to relatively low HSD penetration in its markets.

“It has been my great pleasure to lead the NewWave team these past several years, and I am proud of the hard work of our employees and their many accomplishments,” said Phil Spencer, CEO of NewWave. “Over the last four years we have invested significant capital to upgrade our networks, roll out 100 Mbps internet service and enhance our business services. We are excited to become a part of the Cable ONE team. We both share a common vision and commitment to bring high-quality products and services to the communities we serve.”

After giving effect to the transaction, Cable ONE would have had last quarter annualized (“LQA”) revenues of approximately $1 billion for the third quarter of 2016 and would remain among the industry leaders with LQA Adjusted EBITDA margins of approximately 41% for the third quarter of 2016 prior to the impact of annual cost synergies, which Cable ONE estimates at approximately $24 million. Furthermore, the acquisition is expected to provide estimated tax benefits of approximately $152 million on a present value basis.

The purchase price of $735 million represents multiples for NewWave based on estimated LQA Adjusted EBITDA of $64 million for the fourth quarter of 2016 of (i) 11.5x before adjusting the purchase price for the present value of anticipated tax benefits and without taking into account any additional Adjusted EBITDA from the realization of estimated run-rate cost synergies, (ii) 8.4x after assuming the immediate realization in full of $24 million of estimated run-rate cost synergies (but before adjusting the purchase price for the present value of anticipated tax benefits) and (iii) 6.6x after adjusting the purchase price for the present value of anticipated tax benefits and assuming the immediate realization in full of $24 million of estimated run-rate cost synergies. Cable ONE’s net income for the third quarter of 2016 was approximately $21 million and NewWave’s net loss for the third quarter of 2016 and estimated net loss for the fourth quarter of 2016 were approximately $3 million and $3 million, respectively.  NewWave’s estimated results for the fourth quarter of 2016 are preliminary results and actual results may differ from those provided herein due to the completion of financial closing procedures, application of final adjustments, review by NewWave’s independent auditor and other developments.

The financial results for NewWave in this press release have been derived from the unaudited financial statements prepared by NewWave, without adjustment to conform to the accounting policies and methodologies used by Cable ONE. The accounting policies and methodologies used by NewWave differ in certain respects from those used by Cable ONE, but Cable ONE does not believe these differences are material to the combined company.

Transaction Details

The transaction is expected to be financed with $650 million of senior secured loans and cash on hand. The transaction is subject to customary regulatory closing conditions and is expected to be completed during the second quarter of 2017.

J.P. Morgan acted as financial advisor, and Cravath, Swaine & Moore LLP acted as legal advisor to Cable ONE on this transaction.

Additional Information Available on Website

A presentation containing additional information with respect to the acquisition has been furnished to the Securities and Exchange Commission and is posted on the Cable ONE Investor Relations website at ir.cableone.net.

Questions regarding this transaction will be addressed during the Cable ONE Fourth Quarter and Full Year 2016 earnings call in February 2017.

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About Cable ONE

Cable One, Inc. is among the 10 largest cable companies in the United States. Serving more than 650,000 customers in 19 states with high-speed Internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless Internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

CONTACTS:
Trish Niemann
Public Relations Director
602.364.6372

Kevin Coyle
Chief Financial Officer
602.364.6505

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income (loss) or net profit (loss) margin reported in accordance with GAAP. These terms, as defined by Cable ONE, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA and Adjusted EBITDA Margin are reconciled to net income (loss) and net profit (loss) margin below.

“Adjusted EBITDA” is defined as net income (loss) plus net interest expense, provision for income taxes, depreciation and amortization, equity-based compensation expense, loss on deferred compensation, other income, net, acquisition-related costs, loss on disposal of fixed assets and other unusual operating expenses. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by total revenues.

The Company uses Adjusted EBITDA and Adjusted EBITDA Margin to assess its performance. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and notes. For the purpose of calculating compliance with leverage covenants, the Company uses a measure similar to Adjusted EBITDA, as presented. Adjusted EBITDA is also a significant performance measure used by the Company in its annual incentive compensation program.  Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA Margin are useful to investors in evaluating the operating performance of the Company.

Adjusted EBITDA, Adjusted EBITDA Margin, and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA and Adjusted EBITDA Margin may not be directly comparable to similarly titled measures reported by other companies.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	uncertainties as to the timing of the acquisition of NewWave and the risk that the transaction may not be completed in a timely manner or at all;
●
the possibility that any or all of the various conditions to the consummation of the acquisition of NewWave may not be satisfied or waived, including failure to receive any required regulatory approvals (or any conditions, limitations or restrictions placed in connection with such approvals);

●	risks regarding the failure to obtain the necessary financing to complete the transaction;
●
the effect of the announcement or pendency of the transaction on our and NewWave’s ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners;

●	risks related to diverting management’s attention from our ongoing business operations;
●	uncertainties as to our ability and the amount of time necessary to realize the expected synergies and other benefits of the transaction;
●	our ability to integrate NewWave’s operations into our own;
●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain support from vendors;
●	the effects of any significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	legislative and regulatory efforts to impose new legal requirements on our data services;
●	changing and additional regulation of our data, video and voice services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC on March 7, 2016.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

RECONCILIATION OF NON-GAAP MEASURES

	3Q2016			4Q2016 (estimated)
($ in millions)	Cable ONE	NewWave	Combined	NewWave
Revenue	$206	$45	$251	na

Net Income (Loss)	$21	$(3)	$18	$(3)
Net Profit (Loss) Margin(1)	10%	(6%)	7%	na

Plus: Interest expense	8	5	13	5
Provision for income taxes	20	0	20	0
Depreciation and amortization	36	12	48	12
Equity-based compensation expense	3	0	3	0
Loss on deferred compensation	0	0	0	0
Other income, net	(4)	0	(4)	0
Acquisition-related costs	3	0	3	2
Loss on disposal of fixed assets	1	0	1	0

Adjusted EBITDA	$87	$14	$102	$16
Adjusted EBITDA Margin(2)	42%	32%	41%	na

Annualized Adjusted EBITDA(3)	$349	$58	$406	$64

(1) Net Profit (Loss) Margin equals net income (loss) divided by revenue.
(2) Adjusted EBITDA Margin equals Adjusted EBITDA divided by revenue.
(3) Annualized Adjusted EBITDA equals quarterly Adjusted EBITDA times 4. Product may not equal annualized amount due to rounding.